The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 18, 2026

Pricing Supplement dated August , 2026 (To the Prospectus dated May 15, 2025 and the Prospectus Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303

$●

Autocallable Contingent Coupon Barrier Notes due August 24, 2028

Linked to the Common Stock of Arista Networks, Inc., the Common Stock of Intel Corporation and the Class A Common Stock of Palantir Technologies Inc.

Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, as described below and subject to automatic redemption, if on any Observation Date the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value, the Notes will pay on the related Contingent Coupon Payment Date a Contingent Coupon plus all previously unpaid Contingent Coupons, if any. Investors should be willing to forgo dividend payments and, if the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of each Underlier is less than its Initial Underlier Value, be willing to lose a significant portion or all of their investment at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or, for purposes of determining whether a Contingent Coupon is payable, by any potential increase in the values of the other Underliers.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:†	August 21, 2026	Final Valuation Date:†	August 21, 2028
Issue Date:	August 26, 2026	Maturity Date:†	August 24, 2028
Reference Assets:	The common stock of Arista Networks, Inc. (the “ANET Underlier”), the common stock of Intel Corporation (the “INTC Underlier”) and the Class A common stock of Palantir Technologies Inc. (the “PLTR Underlier”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value(1)	Coupon Barrier Value(2)	Barrier Value(3)
ANET Underlier	ANET UN<Equity>	$●	$●	$●
INTC Underlier	INTC UW<Equity>	$●	$●	$●
PLTR Underlier	PLTR UW<Equity>	$●	$●	$●
(1) With respect to each Underlier, the Closing Value of that Underlier on the Initial Valuation Date
(2) With respect to each Underlier, 60.00% of its Initial Underlier Value (rounded to two decimal places)
(3) With respect to each Underlier, 50.00% of its Initial Underlier Value (rounded to two decimal places)
Automatic Redemption:	The Notes will not be automatically redeemable for approximately the first three months after the Issue Date. Beginning with the third Observation Date, if, on any Observation Date (other than the Final Valuation Date), the Closing Value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically redeemed and you will receive on the immediately following Contingent Coupon Payment Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.
Contingent Coupon:

$19.792 per $1,000 principal amount Note (based on a rate of 23.75% per annum or 1.9792% per month, rounded to four decimal places, if applicable)

If the Notes have not been automatically redeemed and the Closing Value of each Underlier on an Observation Date is greater than or equal to its Coupon Barrier Value, you will receive on the related Contingent Coupon Payment Date a Contingent Coupon plus the amounts of all Contingent Coupons, if any, that would have been paid on a previous Contingent Coupon Payment Date had the Closing Value of each Underlier been greater than or equal to its Coupon Barrier Value on the related Observation Date and that have not been previously paid (“Unpaid Contingent Coupons”). If the Closing Value of any Underlier on an Observation Date is less than its Coupon Barrier Value, the Contingent Coupon applicable to that Observation Date will not be payable on the related Contingent Coupon Payment Date.

Payment at Maturity:

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪

If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note plus any Contingent Coupon and any Unpaid Contingent Coupons otherwise due

▪

If (a) the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and (b) the Final Underlier Value of the Best Performing Underlier is greater than or equal to its Initial Underlier Value, you will receive a payment of $1,000 per $1,000 principal amount Note

▪

If (a) the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and (b) the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If the Notes are not automatically redeemed and the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of each Underlier is less than its Initial Underlier Value, your Notes will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.35%	99.65%
Total	$●	$●	$●	$●
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $996.50 and $1,000 per $1,000 principal amount Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $914.30 and $964.30 per $1,000 principal amount Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to $3.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Final Underlier Value:	With respect to each Underlier, the Closing Value of that Underlier on the Final Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Best Performing Underlier:	The Underlier with the highest Underlier Return
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Observation Dates:†	September 21, 2026, October 21, 2026, November 23, 2026, December 21, 2026, January 21, 2027, February 22, 2027, March 22, 2027, April 21, 2027, May 21, 2027, June 21, 2027, July 21, 2027, August 23, 2027, September 21, 2027, October 21, 2027, November 22, 2027, December 21, 2027, January 21, 2028, February 22, 2028, March 21, 2028, April 21, 2028, May 22, 2028, June 21, 2028, July 21, 2028 and the Final Valuation Date
Contingent Coupon Payment Dates:†	September 28, 2026, October 28, 2026, December 1, 2026, December 29, 2026, January 28, 2027, March 1, 2027, March 29, 2027, April 28, 2027, May 28, 2027, June 28, 2027, July 28, 2027, August 30, 2027, September 28, 2027, October 28, 2027, November 30, 2027, December 28, 2027, January 28, 2028, February 29, 2028, March 28, 2028, April 28, 2028, May 30, 2028, June 28, 2028, July 28, 2028 and the Maturity Date
Closing Value:	Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749JK75 / US06749JK758

*	The Underliers and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Underliers” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of at least one Underlier falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•	You understand and accept that you will not participate in any appreciation of any Underlier, which may be significant, and that your potential return on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

•	You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Underlier.

•	You do not anticipate that the Closing Value of any Underlier will fall below its Coupon Barrier Value on any Observation Date.

•	You do not anticipate that the Closing Value of any Underlier will fall below its Barrier Value on the Final Valuation Date or you anticipate that the Closing Value of at least one Underlier will remain at or above its Initial Underlier Value on the Final Valuation Date.

•	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or, for purposes of determining whether a Contingent Coupon is payable, by any potential increase in the value of any other Underlier.

•	You understand and accept the risks that (a) you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date if the Closing Value of any Underlier is less than its Coupon Barrier Value on an Observation Date and (b) you will lose a significant portion or all of your principal at maturity if the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of each Underlier is less than its Initial Underlier Value.

•	You understand and accept the risk that, if the Notes are not automatically redeemed, the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of each Underlier is less than its Initial Underlier Value, the payment at maturity, if any, will be based solely on the Underlier Return of the Least Performing Underlier.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underliers.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underliers, nor will you have any voting rights with respect to the Underliers.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of at least one Underlier falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•	You seek an investment that participates in the full appreciation of any or all of the Underliers rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Final Underlier Value of the Least Performing Underlier falls below its Barrier Value and the Final Underlier Value of the Best Performing Underlier falls below its Initial Underlier Value.

•	You anticipate that the Closing Value of at least one Underlier will decline during the term of the Notes such that the Closing Value of at least one Underlier will fall below its Coupon Barrier Value on one or more Observation Dates.

•	You anticipate that the Closing Value of at least one Underlier will fall below its Barrier Value on the Final Valuation Date and that the Closing Value of each Underlier will fall below its Initial Underlier Value on the Final Valuation Date.

•	You are unwilling or unable to accept the individual market risk of each Underlier and/or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or, for purposes of determining whether a Contingent Coupon is payable, by any potential increase in the value of any other Underlier.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers.

•	You are unwilling or unable to accept the risk that the negative performance of any Underlier may cause you to not receive Contingent Coupons, regardless of the performance of any other Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underliers.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING THE TERM OF THE NOTES

The following examples demonstrate the circumstances under which you may receive Contingent Coupons during the term of the Notes. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: $60.00 (60.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are not automatically redeemed.

*	The hypothetical Initial Underlier Value of $100.00 and the hypothetical Coupon Barrier Value of $60.00 for each Underlier have been chosen for illustrative purposes only and may not represent likely actual Initial Underlier Values or Coupon Barrier Values for the Underliers. The actual Initial Underlier Value for each Underlier will be equal to its Closing Value on the Initial Valuation Date, and the actual Coupon Barrier Value for each Underlier will be equal to 60.00% of its Initial Underlier Value.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first and second Observation Dates, but the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each other Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note
1	ANET Underlier	$150.00	$19.792
	INTC Underlier	$100.00
	PLTR Underlier	$90.00
2	ANET Underlier	$115.00	$19.792
	INTC Underlier	$95.00
	PLTR Underlier	$120.00
3-23	ANET Underlier	Various (at least one Underlier below Coupon Barrier Value)	$0
	INTC Underlier
	PLTR Underlier
Final	ANET Underlier	$65.00	$0
	INTC Underlier	$40.00
	PLTR Underlier	$30.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on each of the first and second Observation Dates, you will receive a Contingent Coupon of $19.792 per $1,000 principal amount Note (1.9792% of the principal amount) on each related Contingent Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on the remaining Observation Dates, the Contingent Coupons applicable to those Observation Dates will not be payable at any time.

Example 2: The Closing Value of at least one Underlier is less than its Coupon Barrier Value on the second through twenty-third Observation Dates, but the Closing Value of each Underlier is greater than its Coupon Barrier Value on the first and final Observation Dates.

Observation Date	Underlier	Closing Value on Observation Date	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note
1	ANET Underlier	$150.00	$19.792
	INTC Underlier	$100.00
	PLTR Underlier	$90.00
2	ANET Underlier	$115.00	$0
	INTC Underlier	$55.00

	PLTR Underlier	$120.00
3-23	ANET Underlier	Various (at least one Underlier below Coupon Barrier Value)	$0
	INTC Underlier
	PLTR Underlier
Final	ANET Underlier	$85.00	$455.216 (reflecting Contingent Coupon for final Observation Date and Unpaid Contingent Coupons for second through twenty-third Observation Dates)
	INTC Underlier	$140.00
	PLTR Underlier	$130.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first Observation Date, you will receive a Contingent Coupon of $19.792 per $1,000 principal amount Note (1.9792% of the principal amount) on the related Contingent Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on the second through twenty-third Observation Dates, the Contingent Coupons applicable to those Observation Dates will not be payable on the related Contingent Coupon Payment Dates; however, because the Closing Value of each Underlier on the final Observation Date is greater than its Coupon Barrier Value, the Contingent Coupons that would have been paid on the second through twenty-third Contingent Coupon Payment Dates had the Closing Value of each Underlier been greater than or equal to its Coupon Barrier Value on the second through twenty-third Observation Dates will be paid on the final Contingent Coupon Payment Date.

Example 3: The Closing Value of at least one Underlier is less than its Coupon Barrier Value on each Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note
1	ANET Underlier	$30.00	$0
	INTC Underlier	$100.00
	PLTR Underlier	$90.00
2	ANET Underlier	$115.00	$0
	INTC Underlier	$45.00
	PLTR Underlier	$120.00
3-23	ANET Underlier	Various (at least one Underlier below Coupon Barrier Value)	$0
	INTC Underlier
	PLTR Underlier
Final	ANET Underlier	$65.00	$0
	INTC Underlier	$40.00
	PLTR Underlier	$30.00

Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each Observation Date, you will not receive a Contingent Coupon on any related Contingent Coupon Payment Date.

Example 3 demonstrates that you may not receive a Contingent Coupon on any Contingent Coupon Payment Date. If the Closing Value of at least one Underlier is below its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION

The following examples demonstrate the hypothetical total return upon an automatic redemption under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: $60.00 (60.00% of the hypothetical Initial Underlier Value set forth above)*

*	The hypothetical Initial Underlier Value of $100.00 and the hypothetical Coupon Barrier Value of $60.00 for each Underlier have been chosen for illustrative purposes only and may not represent likely actual Initial Underlier Values or Coupon Barrier Values for the Underliers. The actual Initial Underlier Value for each Underlier will be equal to its Closing Value on the Initial Valuation Date and the actual Coupon Barrier Value for each Underlier will be equal to 60.00% of its Initial Underlier Value.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Notes are automatically redeemed on the third Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note	Payment upon Automatic Redemption
1	ANET Underlier	$140.00	N/A	$19.792	N/A
	INTC Underlier	$135.00
	PLTR Underlier	$120.00
2	ANET Underlier	$50.00	N/A	$0	N/A
	INTC Underlier	$95.00
	PLTR Underlier	$105.00
3	ANET Underlier	$130.00	Yes	—	$1,039.584 (reflecting Contingent Coupon for third Observation Date and Unpaid Contingent Coupon for second Observation Date)
	INTC Underlier	$125.00
	PLTR Underlier	$140.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first Observation Date, you will receive a Contingent Coupon of $19.792 per $1,000 principal amount Note (1.9792% of the principal amount) on the related Contingent Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on the second Observation Date, you will not receive a Contingent Coupon on the Contingent Coupon Payment Date following the second Observation Date.

Because the Closing Value of each Underlier on the third Observation Date (which is approximately three months after the Issue Date and is the first Observation Date on which the Notes may be automatically redeemed) is greater than its Initial Underlier Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,039.584 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon for the third Observation Date and the Unpaid Contingent Coupon for the second Observation Date. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are automatically redeemed on the twenty-third Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note	Payment upon Automatic Redemption
1	ANET Underlier	$80.00	N/A	$19.792	N/A
	INTC Underlier	$115.00
	PLTR Underlier	$95.00
2	ANET Underlier	$75.00	N/A	$19.792	N/A
	INTC Underlier	$105.00
	PLTR Underlier	$80.00
3-22	ANET Underlier	Various (at least one Underlier below Coupon Barrier Value)	No	$0	N/A
	INTC Underlier
	PLTR Underlier
23	ANET Underlier	$105.00	Yes	—	$1,415.632 (reflecting Contingent Coupon for twenty-third Observation Date and Unpaid Contingent Coupons for third through twenty-second Observation Dates)
	INTC Underlier	$120.00
	PLTR Underlier	$115.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on each of the first and second Observation Dates, you will receive a Contingent Coupon of $19.792 per $1,000 principal amount Note (1.9792% of the principal amount) on the related Contingent Coupon Payment Dates. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each of the third through twenty-second Observation Dates, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Value of each Underlier on the twenty-third Observation Date is greater than its Initial Underlier Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,415.632 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon for the twenty-third Observation Date and the Unpaid Contingent Coupons for the third through twenty-second Observation Dates. No further amounts will be payable on the Notes after they have been automatically redeemed.

If the Closing Value of at least one Underlier is below its Initial Underlier Value on each Observation Date, the Notes will not be automatically redeemed and you may lose a significant portion or all of your investment at maturity. See “Hypothetical Examples of Amounts Payable at Maturity” below.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: $60.00 (60.00% of the hypothetical Initial Underlier Value set forth above)*

▪	Hypothetical Barrier Value for each Underlier: $50.00 (50.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are NOT automatically redeemed.

*	The hypothetical Initial Underlier Value of $100.00, the hypothetical Coupon Barrier Value of $60.00 and the hypothetical Barrier Value of $50.00 for each Underlier have been chosen for illustrative purposes only and may not represent likely actual Initial Underlier Values, Coupon Barrier Values or Barrier Values for the Underliers. The actual Initial Underlier Value for each Underlier will be equal to its Closing Value on the Initial Valuation Date, and the actual Coupon Barrier Value and Barrier Value for each Underlier will be equal to 60.00% and 50.00%, respectively, of its Initial Underlier Value.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Final Underlier Value of the Least Performing Underlier	Underlier Return of the Least Performing Underlier	Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value		Final Underlier Value of the Best Performing Underlier is greater than or equal to its Initial Underlier Value
		Payment at Maturity**	Total Return on Notes	Payment at Maturity**	Total Return on Notes
$150.00	50.00%	N/A	N/A	$1,000.00	0.00%
$140.00	40.00%	N/A	N/A	$1,000.00	0.00%
$130.00	30.00%	N/A	N/A	$1,000.00	0.00%
$120.00	20.00%	N/A	N/A	$1,000.00	0.00%
$110.00	10.00%	N/A	N/A	$1,000.00	0.00%
$100.00	0.00%	N/A	N/A	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%	$1,000.00	0.00%
$49.99	-50.01%	$499.90	-50.01%	$1,000.00	0.00%
$40.00	-60.00%	$400.00	-60.00%	$1,000.00	0.00%
$30.00	-70.00%	$300.00	-70.00%	$1,000.00	0.00%
$20.00	-80.00%	$200.00	-80.00%	$1,000.00	0.00%
$10.00	-90.00%	$100.00	-90.00%	$1,000.00	0.00%
$0.00	-100.00%	$0.00	-100.00%	$1,000.00	0.00%

**        per $1,000 principal amount Note, excluding the final Contingent Coupon and any Unpaid Contingent Coupons that may be payable on the Maturity Date

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Underlier Value of the ANET Underlier is $150.00, the Final Underlier Value of the INTC Underlier is $130.00 and the Final Underlier Value of the PLTR Underlier is $140.00.

Because the INTC Underlier has the lowest Underlier Return, the INTC Underlier is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due), regardless of the Final Underlier Value of any other Underlier.

Example 1 demonstrates that you will not participate in any appreciation in the value of any Underlier. Even though each Underlier appreciated significantly, the payment at maturity is limited to $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due).

Example 2: The Final Underlier Value of the ANET Underlier is $55.00, the Final Underlier Value of the INTC Underlier is $140.00 and the Final Underlier Value of the PLTR Underlier is $95.00.

Because the ANET Underlier has the lowest Underlier Return, the ANET Underlier is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold. Because, however, the Final Underlier Value of at least one Underlier is less than its Coupon Barrier Value, you will not receive a Contingent Coupon or any Unpaid Contingent Coupons on the Maturity Date.

Example 3: The Final Underlier Value of the ANET Underlier is $40.00, the Final Underlier Value of the INTC Underlier is $90.00 and the Final Underlier Value of the PLTR Underlier is $105.00.

Because the ANET Underlier has the lowest Underlier Return, the ANET Underlier is the Least Performing Underlier. Because the PLTR Underlier has the highest Underlier Return, the PLTR Underlier is the Best Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlier is greater than or equal to its Initial Underlier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold. However, because the Final Underlier Value of at least one Underlier is less than its Coupon Barrier Value, you will not receive a Contingent Coupon or any Unpaid Contingent Coupons on the Maturity Date.

Example 3 demonstrates that you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus any Contingent Coupon and Unpaid Contingent Coupons otherwise due) if the Final Underlier Value of any Underlier is greater than or equal to its Initial Underlier Value, regardless of the Final Underlier Value of any other Underlier.

Example 4: The Final Underlier Value of the ANET Underlier is $95.00, the Final Underlier Value of the INTC Underlier is $40.00 and the Final Underlier Value of the PLTR Underlier is $30.00.

Because the PLTR Underlier has the lowest Underlier Return, the PLTR Underlier is the Least Performing Underlier. Because the ANET Underlier has the highest Underlier Return, the ANET Underlier is the Best Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

$1,000 + ($1,000 × -70.00%) = $300.00

In addition, because the Final Underlier Value of at least one Underlier is less than its Coupon Barrier Value, you will not receive a Contingent Coupon or any Unpaid Contingent Coupons on the Maturity Date.

Example 4 demonstrates that, if the Notes are not automatically redeemed, and if the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. Under these circumstances, you will not benefit in any way from the Underlier Return of any other Underlier being higher than the Underlier Return of the Least Performing Underlier.

If the Notes are not automatically redeemed, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically redeemed, and if the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlying is less than its Initial Underlier Value, your Notes will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. You may lose up to 100.00% of the principal amount of your Notes.

•	You May Not Receive Any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive on the related Contingent Coupon Payment Date a Contingent Coupon plus all previously Unpaid Contingent Coupons, if any, only if the Closing Value of each Underlier on an Observation Date is greater than or equal to its Coupon Barrier Value. If the Closing Value of any Underlier on an Observation Date is less than its Coupon Barrier Value, the Contingent Coupon applicable to that Observation Date will not be payable on the related Contingent Coupon Payment Date. If a Contingent Coupon is not paid on any Contingent Coupon Payment Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Contingent Coupon Payment Date only if the Closing Value of each Underlier on a subsequent Observation Date is greater than or equal to its Coupon Barrier Value. If the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	Your Potential Return on the Notes Is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Underlier—The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Underlier, which may be significant, even though you will be fully exposed to the depreciation in the value of the Least Performing Underlier from its Initial Underlier Value if the Notes are not automatically redeemed and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlying is less than its Initial Underlier Value.

•	Your Potential Return on the Notes Will Be Different Depending on the Sequence of Closing Values of Each Underlier on Different Observation Dates—Depending on the sequence in which the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on specific Observation Dates (if at all), you could receive a lesser or greater return regardless of the number of Observation Dates on which the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value. For example, if the Closing Value of any Underlier is less than its Coupon Barrier Value on each of the first twenty-three Observation Dates but is greater than or equal to its Coupon Barrier Value on the final Observation Date, you will receive twenty-four Contingent Coupons (twenty-three in the form of Unpaid Contingent Coupons). However, if the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on each of the first two Observation Dates but on no subsequent Observation Dates, you will receive only two Contingent Coupons, even though the Closing Value of each Underlier was greater than or equal to the Coupon Barrier Value on twice as many Observation Dates as in the previous example.

•	Because the Notes Are Linked to Multiple Underliers Individually, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Underlier—The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Closing Value of at least one Underlier will be less than its Coupon Barrier Value on the specified Observation Dates or less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons and/or that you will suffer a loss of a significant portion or all of your principal at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for one of those Underliers to close below its Coupon Barrier Value or Barrier Value on an Observation Date or the Final Valuation Date, respectively.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Underliers, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

•	You Are Exposed to the Market Risk of Each Underlier—Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by a lesser decline or, for purposes of determining whether a Contingent

Coupon is payable, by any potential increase in the values of the other Underliers. To receive a Contingent Coupon on any Contingent Coupon Payment Date, the Closing Value of each Underlier must be greater than or equal to its Coupon Barrier Value on the related Observation Date. In addition, if the Notes have not been automatically redeemed, and if the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, you will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	Automatic Redemption and Reinvestment Risk—If the Notes are automatically redeemed, the holding period over which you may receive Contingent Coupons could be as short as approximately three months. The payment upon an automatic redemption, together with any Contingent Coupons and any Unpaid Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had the Notes not been automatically redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Underlier has increased from its Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon is determined based on a number of factors, including the expected volatility of the Underliers. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Underliers taken into account in determining the terms of the Notes were lower. As volatility of an Underlier increases, there will typically be a greater likelihood that (a) the Closing Value of that Underlier on one or more Observation Dates will be less than its Coupon Barrier Value and (b) the Final Underlier Value of that Underlier will be less than its Barrier Value.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Underliers—The return on the Notes may not reflect the return you would realize if you actually owned the Underliers. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underliers would have.

•	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	There Are Risks Associated with Single Equities—The price of each Underlier can rise or fall sharply due to factors specific to that Underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Underlier.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of an Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect an Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of an Underlier, the Calculation Agent may replace that Underlier with shares of another company identified as described in the prospectus supplement or, in some cases, with shares, cash or other assets distributed to holders of that Underlier upon the occurrence of that event. In the alternative, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent or may make other changes to the terms of the Notes to account for the occurrence of that event. Any decision by the Calculation Agent to replace an Underlier, to accelerate the Notes or to otherwise adjust the terms of the Notes could adversely affect the value of, and any amount payable on, the Notes, perhaps significantly, and could result in a significantly lower return on the Notes than if the Calculation Agent had made a different decision. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlier, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Underliers Should Not Be Taken as Any Indication of the Future Performance of the Underliers Over the Term of the Notes—The value of each Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Underlier is not an indication of the future performance of that Underlier over the term of the Notes. The historical correlation between the Underliers is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Underliers individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underliers” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market prices of, dividend rates on and expected volatility of the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your

Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIERS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below.

Included below is a brief description of the issuer of each Underlier. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Arista Networks, Inc.

According to publicly available information, Arista Networks, Inc. provides data-driven, client-to-cloud networking connecting four primary domains: AI centers, data centers, campus centers and wide area network centers. Information filed by Arista Networks, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36468. The common stock of Arista Networks, Inc. is listed on the New York Stock Exchange under the ticker symbol “ANET.”

Historical Performance of the ANET Underlier

The graph below sets forth the historical performance of the ANET Underlier based on the daily Closing Values from January 4, 2021 through August 17, 2026. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the ANET Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Intel Corporation

According to publicly available information, Intel Corporation is a designer and manufacturer of semiconductor products. Information filed by Intel Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06217. The common stock of Intel Corporation is listed on The Nasdaq Stock Market under the ticker symbol “INTC.”

Historical Performance of the INTC Underlier

The graph below sets forth the historical performance of the INTC Underlier based on the daily Closing Values from January 4, 2021 through August 17, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the INTC Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Palantir Technologies Inc.

According to publicly available information, Palantir Technologies Inc. develops software that helps organizations integrate their data, decisions and operations at scale. Information filed by Palantir Technologies Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-39540. The Class A common stock of Palantir Technologies Inc. is listed on The Nasdaq Stock Market under the ticker symbol “PLTR.” Prior to November 26, 2024, the PLTR Underlier was listed on the New York Stock Exchange.

Historical Performance of the PLTR Underlier

The graph below sets forth the historical performance of the PLTR Underlier based on the daily Closing Values from January 4, 2021 through August 17, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the PLTR Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.”

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.